SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2006

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-51462	20-3174202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

13590 Ballantyne Corporate Place, Unit 325, Charlotte, North Carolina 28277

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (704) 341-1516

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 26, 2006, Chelsea Therapeutics International, Ltd. entered into a Finder’s Agreement with Paramount BioCapital, Inc., engaging Paramount as its introducing agent. Two employees of Paramount, Michael Weiser and Jason Stein, serve as directors of Chelsea. Under the agreement, Chelsea agreed to pay Paramount fees and royalties if Chelsea enters into a definitive license agreement with Dainippon Sumitomo Pharma Co., Ltd., or DSP, to acquire an exclusive license to use L-Threo DOPS (Droxidopa), its analogs or derivatives. On May 26, 2006, Chelsea entered into such a license agreement. Under the Finder’s Agreement, Chelsea paid Paramount a cash fee of $35,000 upon execution of the license agreement with DSP and will pay up to an additional total of $185,000 upon achieving certain milestones. Chelsea will also pay Paramount less than one percent cash royalties based on net sales of Droxidopa and its analogs and derivatives. Finally, upon execution of the license agreement with DSP, Chelsea issued Paramount a seven-year warrant to purchase 250,000 shares of Chelsea common stock. Rights to purchase shares under the terms of this warrant can only be exercised after Droxidopa is designated as an orphan drug by the U.S. FDA or Chelsea commences clinical trials for Droxidopa. Chelsea’s fee and royalty obligations under the agreement survive any termination of the agreement.

A copy of the Finder’s Agreement will be filed with Chelsea’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

Date: May 31, 2006	/s/ J. Nick Riehle
J. Nick Riehle, Chief Financial Officer